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                                                                     EXHIBIT 5.1



                                 August 18, 1999



Corixa Corporation
1124 Columbia Street, Suite 200
Seattle, WA  98104



        REGISTRATION STATEMENT ON FORM S-3 (FILE NO. 333-84841)


Ladies and Gentlemen:


        We have examined the Registration Statement on Form S-3 that was filed by you with the Securities and Exchange Commission on or about August 9, 1999 and have examined Amendment No. 1 thereto that will be filed on or about August 18, 1999 (as amended, the "Registration Statement") in connection with the registration under the Securities Act of 1933 of shares of your common stock (the "Shares"), to be sold by certain shareholders listed in the Registration Statement (the "Selling Shareholders"). As your legal counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale of the Shares.


        It is our opinion that the Shares, when sold by the selling shareholders in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and in any amendment to it.

                                                   Sincerely,

                                                   VENTURE LAW GROUP
                                                   A Professional Corporation


                                                   /s/ VENTURE LAW GROUP



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